REGISTRATION NO. 333-
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                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                       ------------------------


                               FORM S-3
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933
                       ------------------------


                           AlliedSignal Inc.
        -------------------------------------------------------
        (Exact name of registrant as specified in its charter)



        New Jersey                                    22-1918501
-----------------------------                     -------------------
(State or other jurisdiction of                     (I.R.S Employer
incorporation or organization)                   Identification Number)



           P.O. Box 4000
     Morristown, New Jersey 07962                    07962-2497
---------------------------------------             ------------
(Address of Principal Executive Offices)             (Zip Code)



                       PETER M. KREINDLER, ESQ.
         Senior Vice President, General Counsel and Secretary
                           AlliedSignal Inc.
                           101 Columbia Road
                Morris Township, New Jersey 07962-2497
        ------------------------------------------------------
                (Name and address of agent for service)


                            (201) 455-2000
                       ------------------------
     (Telephone number, including area code, of agent for service)


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

     IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN
CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                    CALCULATION OF REGISTRATION FEE

Title of                         Proposed         Proposed
each class of                    maximum          maximum
class of                         offering         aggregate   Amount of
securities to     Amount to be   price per        offering    registration
be registered     registered     unit (1)         price (1)   fee
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Common Shares
(par value $1.00    750,000      $73.125        $54,843,750    $16,619.32
per share)
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(1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and the low prices of the Common Stock as quoted on the New York Stock Exchange on February 21, 1997.

                       ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     SUBJECT TO COMPLETION, DATED FEBRUARY 25, 1997


                              PROSPECTUS

                         750,000 Common Shares

                           AlliedSignal Inc.

                       ------------------------

     This Prospectus relates to up to 750,000 Common Shares, $1.00 par value per share (the "Common Shares"), of AlliedSignal Inc. (the "Company"), which may be offered and sold to immediate family members of certain participants in the 1993 Stock Plan for Employees of AlliedSignal Inc. and Its Affiliates, as amended (the "Plan"), pursuant to nonqualified stock options granted to such participants under the Plan, some or all of which may be transferred by participants to immediate family members, including trusts for the benefit of these family members and partnerships in which these family members are the only partners, in accordance with the Plan and the grant documents specifying the terms and conditions of such stock options. This prospectus also relates to the offer and sale of Common Shares pursuant to such stock options to the beneficiaries of the assets of such immediate family members, or the executors, administrators or beneficiaries of their estates, or other persons duly authorized by law to administer the estate or assets of such persons.

     The Common Shares are traded on the New York Stock Exchange
("NYSE") under the symbol "ALD." On February 24, 1997 the closing sale price of the Common Shares on the NYSE was $74.00 per share.

                       ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ------------------------

     No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase the securities offered by this Prospectus in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer, or solicitation of an offer. Neither the delivery of this Prospectus nor any distribution of the securities offered pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company since the date of this Prospectus or that the information herein is correct as of any time subsequent to its date.


                         --------------------

           The date of this Prospectus is February 25, 1997

                         --------------------

                           TABLE OF CONTENTS


Available Information.................................................4
Information Incorporated by Reference.................................4
The Company...........................................................5
Use of Proceeds.......................................................5
Description of the Plan and the Stock Options.........................5
Federal Income Tax Consequences.......................................10
Legal Matters.........................................................11
Experts...............................................................11


                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the
Commission: 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. Such reports, proxy statements and other information of the Company should also be available for inspection at the offices of the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, Illinois, 60605; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Commission with respect to the securities to which the Prospectus relates, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Shares, reference is made to the Registration Statement including the exhibits thereto, which may be inspected at the above referenced public reference facilities of the Commission. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

                 INFORMATION INCORPORATED BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated by reference in this Prospectus:

     1. the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

     2. the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996; and

     3. the Company's Current Reports on Form 8-K filed on February 29, April 26, November 26, and December 16, 1996 and January 15 and
February 20, 1997.

     All reports and other documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A COPY OF THE DOCUMENTS INCORPORATED BY REFERENCE (OTHER THAN EXHIBITS THERETO) WILL BE FORWARDED WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON SUCH PERSON'S WRITTEN OR ORAL REQUEST TO ALLIEDSIGNAL INC., OFFICE OF THE SECRETARY, P.O. BOX 4000, MORRISTOWN, NEW JERSEY 07962, TELEPHONE NUMBER (201) 455-5067.

                              THE COMPANY

     The Company's operations are conducted under three business segments: aerospace; automotive; and engineered materials. The Company's products are used by many major industries, including textiles, construction, plastics, electronics, automotive, chemicals, housing, telecommunications, utilities, packaging, military and commercial aviation and aerospace, and in agriculture and the space program.

     The principal executive offices of the Company are located at 101 Columbia Road, Morris Township, New Jersey 07962. The telephone number is (201) 455-2000.

                            USE OF PROCEEDS

     The Company intends to use the net proceeds from the sale of the Common Shares offered hereby for general corporate purposes.

             DESCRIPTION OF THE PLAN AND THE STOCK OPTIONS

GENERAL INFORMATION

     A copy of the Plan is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following is a description of the Company's 1993 Stock Plan for Employees of AlliedSignal Inc. and its Affiliates. The purpose of the Plan is to aid the Company and its subsidiaries and affiliates in attracting and retaining the best available talent and to encourage the highest level of performance by employees. By affording employees the opportunity to acquire an equity interest in the Company and by providing them incentives to put forth maximum efforts for the success of the Company's business, the Plan is expected to contribute to the attainment of those objectives. Employees of affiliates of the Company may also be considered for participation in the Plan.

     This description summarizes certain material provisions of the Plan, and as such, it does not purport to be complete and is qualified in its entirety by reference to the Plan. Terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

SECURITIES TO BE OFFERED

     The Plan was adopted by the Board of Directors on January 29, 1993 and was approved by the shareowners of the Company on April 26, 1993.
The Board of Directors approved amendments to the Plan on February 4, 1994, which were approved by the shareowners on April 25, 1994. The Plan provides for the annual grant of up to 1.5% of the Common Shares of the Company issued on December 31 of the immediately preceding year, provided that Common Shares available in any year that are not utilized are available for use in subsequent years, through (i) incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") (provided, that no more than 1.7 million shares can be available for the grant of ISOs in any year) and (ii) nonstatutory stock options ("NSSOs") not intended to qualify under
Section 422 of the Code. No participant may receive a grant of greater than 1,500,000 Common Shares over any three-year period. Each option granted under the Plan may, at the discretion of the Committee, contain provision for limited rights, as described below.

     Common Shares under the Plan may be unissued shares, treasury shares or a combination of each. As of February 24, 1997, approximately 15,000,000 unexercised options to purchase Common Shares were outstanding under the Plan.

ADMINISTRATION OF THE PLAN

     The Management Development and Compensation Committee (the "Committee") has the authority to determine the employees to whom options are to be granted, to determine whether options are to be designated as incentive stock options or non-qualified options, to fix the option price and term of, and the number of shares that are covered by, each option, to interpret the Plan, to prescribe, amend and rescind rules and regulations, to determine the terms of options, and to make all other determinations in connection with the Plan. All actions taken and all interpretations and determinations made by the Committee in good faith are final and binding upon all employees who receive options, the Company and all other interested persons. No member of the Committee is personally liable for any action, determination or interpretation made in good faith with respect to the Plan or options made thereunder.

ELIGIBILITY; FACTORS TO BE CONSIDERED IN GRANTING OPTIONS

     Options are limited to officers and other employees who are regular full-time employees of the Company and its affiliates. The Committee bases its selection of option recipients, among other things, on the duties of the employees and their present and potential contributions to the Company's success. An employee who has been granted an option or options under the Plan may be granted an additional option or options, subject to such limitations as may be imposed by the Code on the grant of incentive stock options.

DURATION OF THE PLAN

     Options under the Plan may not be granted after April 25, 2003, but options theretofore granted may extend beyond that date. The Plan may be discontinued by the Board of Directors, but no termination may impair the rights of any holder of options granted prior thereto.

TERMINATION AND AMENDMENT OF THE PLAN

     The Board of Directors of the Company may suspend, terminate, modify or amend the Plan, provided that any amendment that would materially increase the aggregate number of Common Shares which may be issued under the Plan; materially increase the benefits accruing to participants under the Plan; or materially modify the requirements as to eligibility for participation in the Plan, shall be subject to the approval of the Company's shareowners, except for any such increase or modification that may result from stock dividends, stock splits, recapitalizations, mergers and the like as discussed below under "Adjustment Upon Changes in Capitalization." If the Plan is terminated, the terms of the Plan shall, notwithstanding such termination, continue to apply to options granted prior to such termination. In addition, no suspension, termination, modification or amendment of the Plan may, without the consent of the employee to whom an option shall theretofore have been granted, adversely affect the rights of such employee under the option.

STOCK OPTIONS

     Option Price. The purchase price of Common Shares covered by each stock option is determined by the Committee, but in no event shall be less than 100% of the Fair Market Value of a Share on the date the stock option is granted. Such price shall be subject to adjustment as discussed below under "Adjustment Upon Changes in Capitalization."

     Exercise of Options. Subject to earlier termination in accordance with the Plan or any option agreement, a stock option granted under the Plan becomes exercisable at the earliest of the date set forth in the stock option agreement, the employee's normal retirement date, the employee's death or Total Disability (as defined in the Plan) or the occurrence of an Acceleration Date (as defined in the Plan). The Committee may also, in its discretion, accelerate the exercisability of any stock option at any time. The purchase price of the Common Shares as to which a stock option is exercised shall be paid in full at the time of exercise; payment may be made in cash, which may be paid by check or other instrument acceptable to the Company, in shares, valued at Fair Market Value (as defined in the Plan), or if permitted by the Committee and subject to such terms and conditions as it may determine, by surrender of outstanding options under the Plan. Any stock option which is intended to qualify as an ISO is subject to such limitations or requirements as may be necessary for the purposes of Section 422 of the Code or any regulations and rulings promulgated thereunder to the extent and in such form as determined by the Committee in its discretion. Except as provided in the sections of the Plan titled "Transferability of Awards," "Termination of Employment" and "Death or Total Disability of Employee," no stock option may be exercised unless the holder thereof is at the time of such exercise a regular full-time employee of the Company or an affiliate.

     Transferability. Except as described below, no option granted pursuant to the Plan may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. The optionee may designate a beneficiary of the option in the event of his death by filing a written designation with the Company to the attention of the Executive Compensation Department, AlliedSignal Inc., 101 Columbia Road, Morris Township, New Jersey 07962.

     The Committee may grant stock options pursuant to the Plan that are transferable ("Transferable Options"), or amend outstanding stock options granted under the Plan to make them transferable, by the optionee to one or more members of the optionee's immediate family, to a partnership of which the only partners are members of the optionee's immediate family, or to a trust established by the optionee for the benefit of one or more members of the optionee's immediate family. No consideration may be paid for the transfer of a Transferable Option. Any Transferable Option will be treated as an NSSO.

     This Prospectus relates to up to 750,000 Common Shares of the Company that may be offered and sold to immediate family members of participants in the Plan pursuant to Transferable Options that may be transferred to such immediate family members, to a partnership of which the only partners are members of the optionee's immediate family, or to a trust established by the optionee for the benefit of one or more members of the optionee's immediate family, as described in the immediately preceding paragraph. This Prospectus also relates to the offer and sale of Common Shares pursuant to such Transferable Options to the beneficiaries of the assets of such immediate family members, or the executors, administrators or beneficiaries of their estates, or other persons duly authorized by law to administer the estate or assets of such persons. As used herein, "Stock Option Transferee" refers to an immediate family member of a Plan participant (or such person's beneficiary, estate or other legal representative), a partnership of which the only partners are members of the optionee's immediate family, or a trust for the benefit of one or more immediate family members, that has received stock options in a valid transfer, and "Participant Transferor" refers to the Plan participant who transferred stock options held by a particular Stock Option Transferee.

     Upon transfer to a Stock Option Transferee, a Transferable Option continues to be governed by and subject to the terms and limitations of the Plan and the relevant grant, and, except as described in the next paragraph, the Stock Option Transferee is entitled to the same rights as the Participant Transferor thereunder as if no transfer had taken place. Accordingly, the rights of the Stock Option Transferee are subject to the terms and limitations of the original grant to the Participant Transferor, including provisions relating to expiration date, exercisability, exercise price and forfeiture. For information regarding the terms of a particular Transferable Option grant, Stock Option Transferees should review the grant and may contact the Executive Compensation Department, AlliedSignal Inc., 101 Columbia Road, Morris Township, New Jersey 07962 (telephone no. 201-455-2000).

     Once a Transferable Option has been transferred to a Stock Option Transferee, it may not be subsequently transferred by the Stock Option Transferee except by will or the laws of descent and distribution. A Stock Option Transferee may designate in writing to the Company before his or her death one or more beneficiaries to receive, in the event of his or her death, any rights to which the Stock Option Transferee would be entitled under the Plan. A Stock Option Transferee may also designate an alternate beneficiary to receive payments if the primary beneficiary predeceases the Stock Option Transferee. A beneficiary designation may be changed or revoked in writing by the Stock Option Transferee at any time. Changes in beneficiary designation should be sent to the attention of the Executive Compensation Department, AlliedSignal Inc., 101 Columbia Road, Morris Township, New Jersey 07962.

EXERCISE OF STOCK OPTIONS BY STOCK OPTION TRANSFEREES

     A stock option may be exercised by a Stock Option Transferee at any time from the time first set by the Committee in the original grant to the Participant Transferor until the close of business on the expiration date of the stock option (as may be affected by the Participant Transferor's employment status as described below).

     The purchase price of the shares as to which stock options are exercised shall be paid to the Company at the time of exercise (i) in cash, (ii) by delivering freely transferable Common Shares already owned by the Stock Option Transferee having a total fair market value on the day prior to the date of exercise at least equal to the purchase price, (iii) a combination of cash and Common Shares equal in value to the purchase price, or (iv) by such other means as the Committee may from time to time determine.

     Upon exercise of a stock option by a Stock Option Transferee, any federal, state or local withholding taxes arising from the exercise are the obligation of the Participant Transferor or the Participant
Transferor's estate, as applicable.

     Once the exercise is completed, stock certificates for the appropriate number of shares will be delivered to the Stock Option Transferee or his or her estate or beneficiaries, or otherwise delivered in such manner as the person(s) entitled thereto may direct.

     Except as specifically provided in the Plan, no person shall have the right to assign, transfer, alienate, pledge, encumber or subject to lien the benefits to which he is entitled thereunder, and the benefits under the Plan shall not be subject to adverse legal process of any kind. No prohibited assignment, transfer, alienation, pledge or encumbrance of benefits or subjection of benefits to lien or adverse legal process of any kind will be recognized by the Committee and in such case the Committee may terminate the right of such person to such benefits and direct that they be held or applied for the benefit of such person, his spouse, children or other dependents in such manner and in such proportion as the Committee deems advisable. If, in the judgment of the Committee, the person to whom benefits are due under the Plan becomes physically or mentally incompetent, the Committee shall have the right to determine to whom such benefits shall be paid for the benefit of such person.

     Termination. Because stock options transferred to Stock Option Transferees continue to be governed by the terms of the Plan and the original grant, their exercisability continues to be affected by the Participant Transferor's employment status. In addition to terminating upon exercise and upon expiration of the stated term of the option, each option shall terminate after termination of a participant's employment as set forth below. Options may provide for different termination dates or other related provisions for the option depending on the cause of termination of employment.

     If a Participant Transferor terminates employment after transferring a Transferable Option under the Plan, such Transferable Option shall expire on the earlier of the date described in the individual stock option agreement or the following dates: (i) if a Participant Transferor voluntarily terminates employment for reasons other than Retirement (as defined below), Total Disability (as defined below) or death, the Transferable Option may be exercised by the Stock Option Transferee, to the extent that the Participant Transferor would have been entitled to do so at the termination of employment had no transfer been made, for a period of three months following termination of employment, but in no case later than the date on which the Transferable Option terminates; (ii) if a Participant Transferor is terminated for cause, the Transferable Option shall immediately terminate; (iii) if a Participant Transferor is involuntarily terminated other than for cause, the Transferable Option may be exercised, to the extent that the Participant Transferor would have been entitled to do so at the termination of employment had no transfer been made, for a period of three years following termination of employment, but in no case later than the date on which the stock option terminates.

     In the event that the employment of a Participant Transferor who has transferred a Transferable Option under the Plan is terminated by reason of retirement from active employment at or after the earliest permissible retirement date specified in the qualified retirement plan of the Company or an affiliate covering such employee ('Retirement'), such Transferable Option may be exercised by the Stock Option Transferee, to the extent that the Participant Transferor would have been entitled to do so at the termination of employment had no transfer been made, at any time within ten years after such termination, but in no case later than the date on which the stock option terminates.

     If a Participant Transferor who has transferred a Transferable
Option under the Plan dies or suffers a Total Disability, such Transferable Option may be exercised by the Stock Option Transferee, to the extent that the Participant Transferor would have been entitled to do so at the termination of employment (including by reason of death or Total Disability) had no transfer been made, and subject to any restrictions which may be applicable to persons who are Section 16 Employees (as defined in the Plan). In the case of death or Total Disability of a Participant Transferor while employed, the Stock Option Transferee may exercise the Transferable Option at any time within ten years thereafter, but in no case later than the date on which the stock option terminates. In the case of death or Total Disability of a Participant Transferor after termination of employment, such stock option may be exercised by the Stock Option Transferee at any time prior to the date on which the stock option terminates without regard to this paragraph or, if later, one year after the Participant Transferor's death or Total Disability. "Total Disability" is defined in the Plan as the permanent inability of an employee, as a result of accident or sickness, to perform any and every duty pertaining to such employee's employment for which the employee is suited by reason of the employee's previous training, education and experience.

     Transferable Options granted under the Plan shall not be affected by any change of duties or position of the Participant Transferor, so long as the Participant Transferor continues to be a regular full-time employee of the Company or an affiliate. Any stock option and any rules and regulations relating to the Plan may contain such provisions as the Committee shall approve with reference to the determination of the date employment terminates and the effect of leaves of absence. Nothing in the Plan or in any option granted pursuant to the Plan confers upon any employee any right to continue in the employ of the Company or an affiliate or limits in any way the right of the Company or an affiliate to terminate such employment at any time.

LIMITED RIGHTS

     Limited Rights may be awarded in connection with any option granted under the Plan at the time of the grant or subsequently. If Limited Rights have been awarded in connection with any Transferable Option, such Limited Rights shall be exercisable by the Stock Option Transferee. A limited right is exercisable upon the occurrence of an Acceleration Date, as defined within the Plan, and expires ninety (90) days after the occurrence of such event. The holder of Limited Rights shall receive in cash an amount to be determined by a specific formula applicable to the event relating to the Acceleration Date as described in the Plan under the section titled "Acceleration." Limited Rights terminate simultaneously with the termination of the options to which they relate.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     Notwithstanding any other provision of the Plan, the Committee may at any time make or provide for such adjustments to the Plan, to any outstanding options and to the number and class of Common Shares as to which options may be granted to any employee over any three-year period, to all employees through April 25, 2003 and as ISOs in any year, and may make such adjustments to any outstanding options, as it shall deem appropriate to prevent dilution or enlargement of rights, including adjustments in the event of distributions to holders of Common Shares (other than normal cash dividends), changes in the outstanding Common Shares by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of Common Shares, separations, reorganizations, liquidations and the like. In the event of any offer to holders of Common Shares generally relating to the acquisition of their Common Shares, the Committee may make such adjustment as it deems equitable in respect of outstanding options including in the Committee's discretion revision of outstanding stock options so that they may be exercisable for or payable in the consideration payable in the acquisition transaction. Any such determination by the Committee shall be conclusive.

                    FEDERAL INCOME TAX CONSEQUENCES

     Prior to making a transfer of a Transferable Option, a participant should consult with his or her personal tax advisors concerning the possible Federal and state gift, estate, inheritance, and generation skipping tax consequences of such a transfer, as well as state and local income tax consequences which are not addressed herein. The discussion of federal income tax consequences for the Participant Transferor and the Stock Option Transferee set forth below assumes that the Transferable Option does not have a readily ascertainable fair market value at the date of grant and that the transfer of a Transferable
Option during a participant's lifetime is made by way of gift and no consideration is received therefor.

     Federal Income Tax Consequences for Participant Transferors. A Participant Transferor who transfers a Transferable Option by way of gift to an immediate family member or a trust for the benefit of an immediate family member or a partnership in which only immediate family members are partners will not recognize income at the time of the transfer. Instead, at the time the Stock Option Transferee exercises the Transferable Option, the Participant Transferor will generally recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. (Special rules may apply to participants subject to potential liability under Section 16(b) of the Exchange Act, which may defer the recognition of compensation income.) Moreover, such income will be subject to payment and withholding of income and FICA taxes. Normally, Participant Transferors may satisfy the withholding obligation by writing a check to the Company or by another method permitted by the Company. Subject to certain limitations, the Company will generally be entitled to claim a Federal income tax deduction at the same time, and in the same amount, as that the Participant Transferor recognizes ordinary income. In the event the Stock Option Transferee exercises the Transferable Option after the death of the Participant Transferor, any such ordinary income will be recognized by the Participant Transferor's estate.

     Federal Income Tax Consequences for Stock Option Transferee. A Stock Option Transferee will not recognize income at the time of the transfer of the Transferable Option. As described in the preceding paragraph, the Participant Transferor (or the estate of the Participant Transferor, as the case may be) and not the Stock Option Transferee will generally recognize ordinary compensation income at the time the Stock Option Transferee exercises the Transferable Option. A Stock Option Transferee who chooses to exercise a Transferable Option in whole or in part by delivery of other Common Shares already owned by the Stock Option Transferee should consult with his or her own tax advisor concerning the tax consequences of such a transaction.

     Federal Income Tax Consequences on Subsequent Sale of Stock. If shares acquired upon exercise of a Transferable Option are later sold or exchanged, then the difference between the sales price and the Stock Option Transferee's tax basis for the shares will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the Stock Option Transferee) depending upon whether the stock has been held for more than one year after the exercise date. The tax basis for the shares in the hands of the Stock Option Transferee would be the exercise price for the Transferable Option plus the amount of the income recognized by the Participant Transferor (or the estate of the Participant Transferor, as the case may be) at the time of exercise.

                             LEGAL MATTERS

     The validity of the Common Shares offered in this Prospectus will be passed upon for the Company by Victor P. Patrick, Associate General Counsel-Corporate and Finance of the Company. Ronald A. Sinaikin, General Tax Counsel of the Company, has advised the Company concerning certain Federal income tax consequences related to Transferable Options under the Plan and the transfer and exercise thereof.

                                EXPERTS

     The consolidated financial statements of the Company incorporated in this prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP ("Price Waterhouse"), independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited consolidated financial information of the Company for the three month period ended March 31, the three- and six-month periods ended June 30 and the three- and nine-month periods ended September 30, 1996 and 1995, incorporated by reference in this Prospectus, Price Waterhouse reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated April 22, 1996, July 19, 1996 and October 23, 1996 incorporated by reference herein, state that they did not audit and they did not express an opinion on that unaudited financial information. Price Waterhouse has not carried out any significant or additional tests beyond those which would have been necessary if their reports had not been included. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse is not subject to the liability provisions of Section 11 of the Securities Act of 1993 for their reports on the unaudited consolidated financial information because these reports are not "reports" or "parts" of the registration statements prepared or certified by Price Waterhouse within the meaning of Sections 7 and 11 of the Act.

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the offering are as follows:

     Registration Fee................................  $16,619
     Legal Fees and Expenses.........................  $     0
     Blue Sky Qualification Fees and Expenses........  $     0
     Duplicating Costs and Postage ..................  $   250
     Miscellaneous...................................  $   100
                                                       -------
          Total.....................................   $16,969
                                                       =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Article ELEVENTH of the Company's Restated Certificate of Incorporation, each person who is or was a director or officer of the Company, and each director or officer of the Company who serves or served any other enterprise or organization at the request of the Company, shall be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law.

     Under such law, to the extent that such a person is successful on the merits or otherwise in defense of a suit or proceeding brought against such person by reason of the fact that such person is or was a director or officer of the Company, or serves or served any other enterprise or organization at the request of the Company, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred in connection with such action.

     If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, such a person shall be indemnified under such law against both (1) expenses (including attorney's fees) and (2) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe such person's conduct was unlawful.

     If unsuccessful in defense of a suit brought by or in the right of the Company, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorney's fees) actually and reasonably incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company except that if such a person is adjudged to be liable in such suit to the Company, such person cannot be made whole even for expenses unless the court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

     In addition, the Company maintains directors' and officers' reimbursement and liability insurance pursuant to standard form policies. The risks covered by such policies include certain liabilities under the securities laws.

ITEM 16.  EXHIBITS

     The following exhibits are either filed herewith or incorporated by reference to documents previously filed as indicated below:

EXHIBITS                                       DESCRIPTION
----------------------------------------------------------------------------

4.1 The Company's Restated Certificate of Incorporation (incorporated by reference to Exhibit 99.1 to the Company's Form 10-Q for the quarter ended March 31, 1993).

4.2 The Company's By-Laws, as amended (incorporated by reference to Exhibit 3(ii) to the Company's Form 10-Q for the quarter ended March 31, 1996).

5.1  Opinion of Victor P. Patrick, Esq. (filed herewith).

5.2 Opinion of Ronald A. Sinaikin, Esq. as to tax matters (filed herewith).

15 Independent Accountants' Acknowledgment Letter as to the incorporation of their reports relating to interim financial information (filed herewith).

23.1 Consent of Victor P. Patrick, Esq. (included with Exhibit 5.1 hereof).

23.2 Consent of Ronald A. Sinaikin, Esq. (included with Exhibit 5.2 hereof).

23.3 Consent of Price Waterhouse LLP (filed herewith).

24   Powers of Attorney (filed herewith).

99   1993 Stock Plan for Employees of AlliedSignal Inc. and its
     Affiliates (incorporated by reference to Exhibit A to the Company's Proxy Statement, dated March 10, 1994, filed pursuant to Rule 14a-6 of the Securities Exchange Act of 1934).


ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
          Statement:

               (i) To include any prospectus required by Section
               10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and
          (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration
          Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Morris Township, State of New Jersey, on February 25, 1997


                              AlliedSignal Inc.
                              (Registrant)




                              By  /s/ Peter M. Kreindler
                              ------------------------------------
                              Name: Peter M. Kreindler
                              Title: Senior Vice President,
                                     General Counsel and Secretary



                           INDEX TO EXHIBITS

EXHIBITS                        DESCRIPTION                         PAGE
---------------------------------------------------------------------------
4.1  The Company's Restated Certificate of Incorporation
     (incorporated by reference to Exhibit 99.1 to the Company's
     Form 10-Q for the quarter ended March 31, 1993).

4.2 The Company's By-Laws, as amended (incorporated by reference to Exhibit 3(ii) to the Company's Form 10-Q for the quarter ended March 31, 1996).

5.1  Opinion of Victor P. Patrick, Esq. (filed herewith).

5.2  Opinion of Ronald A. Sinaikin, Esq. as to tax matters
     (filed herewith).

15 Independent Accountants' Acknowledgment Letter as to the incorporation of their reports relating to interim financial information (filed herewith).

23.1 Consent of Victor P. Patrick, Esq. (included with
     Exhibit 5.1 hereof).

23.2 Consent of Ronald A. Sinaikin, Esq. (included with
     Exhibit 5.2 hereof).

23.3 Consent of Price Waterhouse LLP (filed herewith).

24   Powers of Attorney (filed herewith).

99   1993 Stock Plan for Employees of AlliedSignal Inc. and its
     Affiliates (incorporated by reference to Exhibit A to the Company's Proxy Statement, dated March 10, 1994, filed pursuant to Rule 14a-6 of the Exchange Act).